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                                   EXHIBIT 3.2

                                 PROMISSORY NOTE

$151,000                                                       Phoenix, Arizona
                                                                  June 30, 1999

         FOR VALUE RECEIVED, Politics.com, Inc., a Nevada Corporation ("Maker"), hereby promises to pay to the order of Howard R. Baer the sum of ONE HUNDRED FIFTY-ONE THOUSAND DOLLARS ($151,000), payable on demand, together with interest or unpaid principal compounded monthly and accrued at the rate of ten percent (10%) per annum until repaid in full.

         If the holder incurs actual out-of-pocket costs (including attorneys' fees or expenses) to enforce this Note after a default hereunder, such holder shall be entitled to the reimbursement of all such costs from Maker upon demand for the same.

         This Note shall be governed by Nevada law.

Executed as an instrument under seal as of the date first above written.

WITNESS:                             POLITICS.COM, INC.



/s/                                         By:   /s/ Brian Wadsworth
-------------------------                         -------------------
                                                   Brian Wadsworth
                                                   President